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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                          Washington, D.C.  20549                                         OMB APPROVAL
                                                                                                         ---------------------------
                                                                                                         OMB Number:    3235-0104
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                  Expires: September 30,1998
                                                                                                         Estimated average burden
                                                                                                         hours per response......0.5
                                                                                                         ---------------------------

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
                                          |     quiring Statement  |
   SACHS MARLENE                          |     (Month/Day/Year)   |      SUCCESS BANCSHARES, INC.
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |         10/20/97       |     to Issuer  (Check all applicable)    |    Date of Original
   c/o Success Bancshares, Inc.           -------------------------   _____Director        _____10% Owner     |    (Month/Day/Year)
   One Marriott Drive                     | 3.  IRS or Social Se-  |  __x__Officer (give   _____Other (specify|
------------------------------------------      curity Number of   |                tile below)        below) |
             (Street)                     |     Reporting Person   |                                          ----------------------
                                          |     (Voluntary)        |                                          | 7.  Individual or
                                          |                        |                                          |     Joint/Group
                                          |                        |                                          |     Filing (Circle
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                SECRETARY                 |     More than One
  Lincolnshire, Illinois 60069            |                        |     __________________________________   |     Reporting Person
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  (City)        (State)        (Zip)      |                        |
                                          |                        |
                                          |                        |    Table 1 -- Non Derivative Securities Beneficially Owned
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1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
------------------------------------------------------------------------------------------------------------------------------------
   Common stock                                |          4,030              |        D           |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instructions 5(b)(v).

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FORM 3 (continued)    Table 11 - Derivative Securities Beneficially Owned  (e.g., calls, warrants, options, convertible securities)

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1. Tile of Derivative | 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Security (Instr. 4)|     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
                      |     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount of  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal            /s/ Marlene Sachs                     May 29, 1998
   Criminal Violations. See 1f U.S.C. 1001 and 15 U.S.C. 78ff(a)                 --------------------------------      -------------
                                                                                 ** Signature of Reporting Person            Date
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.


Potential person who are to respond tot he collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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